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                                                                    EXHIBIT 99.1


                            DEAN WITTER, DISCOVER & CO.
                             Consolidated Income Data
                         (in millions, except share data)
                               (unaudited, GAAP basis)

                                              Three Months                %
                                             Ended December 31,       Increase
                                           1996          1995        (Decrease)
                                        -----------   -----------    -----------
Merchant and cardmember fees           $      460.6  $      343.6          34%
Commissions                                   294.3         273.8           7%
Asset management and admin. fees              299.3         258.6          16%
Servicing fees                                204.5         162.6          26%
Principal transactions                        108.9         111.1          (2%)
Investment banking                             78.1          48.8          60%
Other                                          28.8          24.2          19%
                                        -----------   -----------
  Total non-interest revenues               1,474.5       1,222.7          21%
                                        -----------   -----------

Interest revenue                              968.9         905.0           7%
Interest expense                              405.4         402.8           1%
                                        -----------   -----------
  Net interest income                         563.5         502.2          12%
Provision for losses on receivables           423.1         292.7          45%
                                        -----------   -----------
  Net credit income                           140.4         209.5         (33%)
                                        -----------   -----------
  Net operating revenues                    1,614.9       1,432.2          13%
                                        -----------   -----------

Employee compensation and benefits            559.2         496.9          13%
Marketing and business development            253.6         224.0          13%
Info. processing and communications           209.5         191.5           9%
Facilities and equipment                       67.4          61.9           9%
Other                                         161.6         165.3          (2%)
                                        -----------   -----------
  Total non-interest expenses               1,251.3       1,139.6          10%
                                        -----------   -----------

Income before income taxes                    363.6         292.6          24%
Income tax expense                            135.8         114.5          19%
                                        -----------   -----------

Net income                             $      227.8  $      178.1          28%
                                        ===========   ===========
Primary net income per share (1)       $       0.68  $       0.51          33%
Primary avg common shares o/s (1)       334,280,968   351,746,068
Fully diluted net income per share (1) $       0.68  $       0.51          33%
Fully diluted avg common shares o/s (1) 334,931,196   351,746,068
Oper exp as a % of net oper revenues           77.5%         79.6%
Effective tax rate                             37.3%         39.1%

(1) All share and per share data have been restated for the two-for-one common stock split.


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